Exhibit 99

BMC Software Announces Fiscal 2010 First Quarter Results

  Total revenue grew 3 percent, and by 6 percent on a constant currency basis
  Non-GAAP operating expenses were down 7 percent
  Non-GAAP operating margin increased by 8 percentage points to 33 percent
  Non-GAAP diluted EPS was 59 cents, up 37 percent
  Cash flow from operations was $155 million, an increase of 3 percent
  Company increases non-GAAP diluted EPS guidance range for fiscal 2010 by 10 cents and reiterates expectations for other key metrics

HOUSTON--(BUSINESS WIRE)--August 4, 2009--BMC Software (NYSE:BMC) today announced its fiscal 2010 first quarter results.

Fiscal 2010 first quarter revenue was $450 million, an increase of 3 percent from the year-ago period. On a constant currency basis, revenue grew 6 percent. License revenue in the first quarter was $167 million, an increase of 12 percent compared to the first quarter of fiscal 2009.

The Company’s GAAP net earnings for the quarter were $82 million, or $0.44 per diluted share, versus $1 million and $0.01 per diluted share in the year-ago period. First quarter GAAP net earnings for fiscal 2009 were impacted by a $50 million in-process research and development write-down recorded in connection with the acquisition of BladeLogic in the prior year quarter.

The Company’s non-GAAP net earnings for the fiscal first quarter, excluding special items, were $111 million, or $0.59 per diluted share, compared to $82 million, or $0.43 per diluted share, in the year-ago quarter. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

“In a difficult operating environment, BMC performed relatively well during the first quarter of fiscal 2010,” said Bob Beauchamp, BMC’s chairman and chief executive officer. “We achieved solid results across most of our key financial metrics, we remain on track to attain our goals for the year, and we are in fact raising our fiscal 2010 EPS guidance. The weaker economic environment, a longer sales cycle and the lumpy nature of our MSM business affected first quarter bookings. Our markets, customer base, strategy, partnerships, competitive position, financial position and technology remain strong.”

The Company posted the following key results for the fiscal 2010 first quarter:

  Total bookings in the first quarter were $390 million, down 19 percent as reported and 15 percent on a constant currency basis.
  ESM license bookings were $73 million in the first quarter, down 25 percent from $96 million in the year-ago period. On a constant currency basis, ESM license bookings were down 19 percent.
  ESM non-GAAP operating income increased to $43 million from $17 million. ESM non-GAAP operating margin increased by 9 percentage points to 16 percent.
  MSM non-GAAP operating income increased by 12 percent from $94 million to $105 million. MSM non-GAAP operating margin increased by 3 percentage points to 56 percent.
  The Company’s balance sheet remains strong, with $1.3 billion in cash and investments and $1.7 billion in deferred revenue.

During the first fiscal quarter, BMC continued its stock repurchase activities, spending $50 million to repurchase 1.4 million shares. As of June 30, 2009, the Company has approximately $295 million remaining under its existing share repurchase program. The Company plans to increase its share repurchase activity in the second quarter.

Steve Solcher, BMC’s chief financial officer, said: “Our first quarter results reflect the strength of our business model and the operating discipline we have instilled in our business. During the quarter we grew revenue, reduced expenses, significantly improved profitability and generated solid cash flow from operations. While we expect to meet or exceed our key metrics for fiscal 2010, we will continue to closely monitor underlying market conditions and their impact on our business as we remain focused on achieving our profitability and cash flow goals.”

Fiscal 2010 Expectations

For fiscal 2010, the Company is increasing its full-year non-GAAP EPS guidance and reiterating guidance for all other key metrics. The Company expects non-GAAP earnings per share in the range of $2.47 to $2.57 per share, which at the midpoint would represent a 12 percent increase year over year. This range assumes a non-GAAP effective tax rate of 29 percent and excludes an estimated 58 cents to 62 cents of special items, including expenses related to the amortization of acquired technology and intangibles, stock-based compensation and restructuring activity.

The assumptions underlying this full year fiscal 2010 estimate include:

  Total bookings and revenue growth in the low single digits on a reported basis. The Company expects the constant currency growth rates to be 100 basis points higher for revenue and for currency to have no impact on its full-year bookings;
  A license bookings ratable rate in the low 50’s versus 50 percent in fiscal 2009 as the Company expects to return to a more normal volume of large transactions with complex terms and conditions; and
  A continued improvement in non-GAAP operating margin.

The Company also expects cash flow from operations to be between $600 million to $650 million.

Conference Call

A conference call to discuss first quarter fiscal 2010 results is scheduled for today, August 4, 2009 at 4:00 pm Central Time. Those interested in participating may call (913) 312-0710 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the Company's website at www.bmc.com/investors. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by U.S. generally accepted accounting principles (GAAP), the Company has also disclosed in this press release and the accompanying tables the following non-GAAP information: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP operating margin, (d) non-GAAP net earnings and (e) non-GAAP diluted net earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with GAAP. These non-GAAP financial measures exclude the amortization of intangible assets, charges related to in-process research and development, share-based compensation expenses and restructuring charges, as well as the related tax impacts on these items. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC Management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and they are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as the amortization of intangible assets, charges related to in-process research and development, share-based compensation expenses and restructuring charges that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Amortization of intangible assets. Our non-GAAP financial measures exclude costs associated with the amortization of intangible assets. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of intangible assets, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• In-process research and development charges. Our non-GAAP financial measures exclude in-process research and development charges recorded in prior year periods. These amounts represent the estimated fair value of core research and development projects that were incomplete as of the respective dates of acquisition and had neither reached technological feasibility nor been determined to have alternative future uses pending achievement of technological feasibility upon further development. Such amounts were required to be expensed by us as of the date of the respective acquisition. Because the costs are fixed at the time of acquisition and are not subject to management influence, management does not consider the costs in evaluating the performance of the Company and its business units nor when it allocates resources among the business units. We believe excluding these items is useful to investors because it facilitates comparisons to our historical operating results without being affected by our acquisition history and the results of other companies in our industry, which have their own unique acquisition histories.

• Share-based compensation expenses. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by Statement of Financial Accounting Standards No 123 (Revised 2004), “Share-based Payment” (SFAS 123(R)) for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted. Accordingly, our operational managers are evaluated based on the operating expenses exclusive of share-based compensation expenses and including such charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Additionally, we believe it is useful in measuring the Company’s performance to exclude expenses related to FAS 123(R) equity expense because it enables comparability with prior period information. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

• Restructuring charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to our restructurings, which involved significant layoffs. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude restructuring costs, because our operational managers are evaluated based on the operating expenses exclusive of restructuring charges and including the restructuring charges would hinder investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams. Additionally, management uses the non-GAAP measures to assist in its determinations regarding the allocation of resources, such as capital investment, among the Company’s business units and as part of its forecasting and budgeting.

In this press release we refer to certain bookings information. Bookings represent the transactional value of new contracts executed by us and reflected in our financial statements, including amounts recorded to both revenue and deferred revenue. We also refer to growth rates for revenue and bookings at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s business performance. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

Business runs on IT. IT runs on BMC Software.

Business thrives when IT runs smarter, faster and stronger. That’s why the most demanding IT organizations in the world rely on BMC Software across both distributed and mainframe environments. Recognized as the leader in Business Service Management, BMC offers a comprehensive approach and unified platform that helps IT organizations cut cost, reduce risk and drive business profit. For the four fiscal quarters ended June 30, 2009, BMC revenue was approximately $1.88 billion. Visit www.bmc.com for more information.

This news release and other related public statements we make contain both historical information and forward-looking information. Statements of plans, objectives, strategies and expectations for future operations and results, identified by words such as “believe,” “anticipate,” “expect,” “estimate” and “guidance” are forward-looking statements. Numerous important factors affect BMC Software's operating results and could cause BMC Software's actual results to differ materially from the forecasts and estimates indicated by this press release or by any other forward-looking statements made by, or on behalf of, BMC Software, and there can be no assurance that future results will meet expectations, estimates or projections. These factors include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) our cash flow from operations could be affected by many factors, including, but not limited to, lengthening sales cycles, the size and timing of bookings, customer payment terms, the timing of collections, increased expenses, reduced net earnings and movement in foreign currency exchange rates; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to offset revenue shortfalls in the near-term is limited; 6) changes to our sales organization, including personnel and process changes, may have unintended negative consequences; 7) our expectations for revenue and earnings are based on an assumption of the percentage of license revenue which will be recognized upfront versus deferred; if our actual results do not match our assumption, our recognized revenue and resultant earnings could fall short of expectations; 8) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; and 9) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available on our website at www.bmc.com/investors. We undertake no obligation to update information contained in this release.

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2009 BMC Software, Inc.

BMC SOFTWARE, INC. STATEMENTS OF OPERATIONS (Unaudited)

	Quarter Ended June 30,		Incr/(Decr) Percentage
	2008	2009	Change
	(In millions, except per share data)

Revenue:
License	$149.4	$167.0	11.8%
Maintenance	254.3	251.2	(1.2)%
Professional services	33.8	31.8	(5.9)%
Total revenue	437.5	450.0	2.9%

Cost of license revenue	27.6	28.1	1.8%
Cost of maintenance revenue	40.5	37.3	(7.9)%
Cost of professional services revenue	35.2	33.2	(5.7)%
Selling and marketing expenses	140.4	125.9	(10.3)%
Research and development expenses	61.8	53.7	(13.1)%
General and administrative expenses	53.5	54.6	2.1%
Amortization of intangible assets	8.5	8.0	(5.9)%
In-process research and development	50.3	-	(100.0)%
Severance, exit costs and related charges	6.4	1.0	(84.4)%
Total operating expenses	424.2	341.8	(19.4)%
Operating income	13.3	108.2	nm
Other income (loss), net	8.1	(0.7)	(108.6)%
Earnings before income taxes	21.4	107.5	402.3%
Provision for income taxes	20.2	25.1	24.3%
Net earnings	$1.2	$82.4	nm

Diluted earnings per share	$0.01	$0.44	nm

Shares used in computing diluted earnings per share	192.9	187.9	(2.6)%

BMC SOFTWARE, INC. BALANCE SHEETS

	Unaudited				Unaudited
	June 30, 2008	September 30, 2008	December 31, 2008	March 31, 2009	June 30, 2009

	(In millions)
Current assets:
Cash and cash equivalents	$986.5	$810.3	$871.5	$1,023.3	$997.0	(a)
Short-term investments	-	115.3	89.9	73.6	213.8	(a)
Trade accounts receivable, net	162.6	180.7	212.0	217.8	134.6
Trade finance receivables, net	82.7	90.8	85.9	99.3	62.5
Other current assets	181.1	145.6	117.3	146.5	149.4
Total current assets	1,412.9	1,342.7	1,376.6	1,560.5	1,557.3

Property and equipment, net	100.3	106.2	100.0	103.0	106.7
Software development costs	111.2	112.0	121.9	122.6	120.8
Long-term investments	87.0	83.6	78.0	72.3	74.3	(a)
Long-term trade finance receivables, net	54.5	71.6	75.3	92.1	44.9
Goodwill and intangible assets, net	1,588.7	1,560.6	1,528.5	1,478.6	1,469.9
Other long-term assets	256.0	352.9	331.9	268.4	263.0
Total assets	$3,610.6	$3,629.6	$3,612.2	$3,697.5	$3,636.9

Current liabilities:
Trade accounts payable	$45.1	$47.3	$51.1	$57.2	$55.2
Finance payables	9.1	15.8	9.4	13.7	8.0
Accrued liabilities	247.1	336.8	333.2	285.1	201.9
Deferred revenue	975.0	927.5	929.1	977.3	968.0
Total current liabilities	1,276.3	1,327.4	1,322.8	1,333.3	1,233.1

Long-term deferred revenue	846.5	834.8	801.7	810.6	759.8
Long-term debt	306.4	311.1	309.3	313.6	311.7
Other long-term liabilities	204.9	197.5	206.2	191.5	196.3
Total long-term liabilities	1,357.8	1,343.4	1,317.2	1,315.7	1,267.8

Total stockholders' equity	976.5	958.8	972.2	1,048.5	1,136.0

Total liabilities and stockholders' equity	$3,610.6	$3,629.6	$3,612.2	$3,697.5	$3,636.9

(a) Total cash and investments	$1,073.5	$1,009.2	$1,039.4	$1,169.2	$1,285.1

BMC SOFTWARE, INC. STATEMENTS OF CASH FLOWS (Unaudited)

	Quarter Ended June 30,
	2008	2009

	(In millions)
Cash flows from operating activities:
Net earnings	$1.2	$82.4
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	44.8	42.8
Share-based compensation expense	22.4	20.6
In-process research and development	50.3	-
Other	(1.2)	(1.2)
Changes in operating assets and liabilities, net of acquisitions:
Trade accounts receivable	72.8	83.2
Trade finance receivables	8.0	84.0
Accrued liabilities	(87.7)	(83.1)
Deferred revenue	34.4	(60.1)
Other operating assets and liabilities	6.3	(13.3)
Net cash provided by operating activities	151.3	155.3

Cash flows from investing activities:
Cash paid for acquisitions, net of cash acquired	(784.1)	-
Purchases of investments	(2.2)	(173.4)
Proceeds from maturities / sales of investments	101.2	36.0
Purchases of property and equipment	(8.3)	(7.8)
Capitalization of software development costs	(11.7)	(12.8)
Other investing activities	(0.1)	-
Net cash used in investing activities	(705.2)	(158.0)

Cash flows from financing activities:
Payments on debt and capital leases	(2.6)	(3.7)
Proceeds from stock options exercised and other	50.4	17.5
Proceeds from issuance of long-term debt, net of debt issuance costs	295.6	-
Excess tax benefit from share-based compensation	19.9	1.7
Treasury stock acquired	(100.0)	(50.0)
Repurchases of stock to satisfy employee tax withholding obligations	(15.8)	(4.9)
Net cash provided by (used in) financing activities	247.5	(39.4)

Effect of exchange rate changes on cash and cash equivalents	4.6	15.8
Net change in cash and cash equivalents	(301.8)	(26.3)
Cash and cash equivalents, beginning of period	1,288.3	1,023.3
Cash and cash equivalents, end of period	$986.5	$997.0

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses (In millions) (Unaudited)

	Quarter Ended June 30,
	2008	2009

GAAP operating expenses	$424.2	$341.8

Severance, exit costs and related charges	(6.4)	(1.0)

Amortization of intangible assets	(18.5)	(18.0)

Share-based compensation	(22.4)	(20.6)

In-process research and development	(50.3)	-

Non-GAAP operating expenses	$326.6	$302.2

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income (In millions) (Unaudited)

	Quarter Ended June 30,
	2008	2009
GAAP operating income	$13.3	$108.2

Severance, exit costs and related charges	6.4	1.0

Amortization of intangible assets	18.5	18.0

Share-based compensation	22.4	20.6

In-process research and development	50.3	-

Non-GAAP operating income	$110.9	$147.8

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin (In millions) (Unaudited)

	Quarter Ended June 30,			Quarter Ended June 30,			Quarter Ended June 30,
	2008	2009		2008	2009		2008	2009

GAAP revenue:	$437.5	$450.0	GAAP operating income:	$13.3	$108.2	GAAP operating margin:	3%	24%

			Severance, exit costs and related charges	6.4	1.0

			Amortization of intangible assets	18.5	18.0

			Share-based compensation	22.4	20.6

			In-process research and development	50.3	-

GAAP revenue:	$437.5	$450.0	Non-GAAP operating income:	$110.9	$147.8	Non-GAAP operating margin:	25%	33%

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings (In millions) (Unaudited)

	Quarter Ended June 30,
	2008	2009
GAAP net earnings	$1.2	$82.4

Severance, exit costs and related charges	6.4	1.0

Amortization of intangible assets	18.5	18.0

Share-based compensation	22.4	20.6

In-process research and development	50.3	-

Subtotal pretax reconciling items	97.6	39.6

Tax effect of reconciling items	(16.4)	(11.4)
Non-GAAP net earnings	$82.4	$110.6

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Earnings Per Share to Non-GAAP Earnings Per Share (Unaudited)

	Quarter Ended June 30,
	2008	2009

GAAP diluted earnings per share	$0.01	$0.44

Severance, exit costs and related charges	0.03	0.01

Amortization of intangible assets	0.10	0.10

Share-based compensation	0.12	0.11

In-process research and development	0.26	-

Subtotal pretax reconciling items	$0.51	$0.21

Tax effect of reconciling items	(0.09)	(0.06)
Non-GAAP diluted net earnings share	$0.43	$0.59

Shares used in computing diluted earnings per share (in millions)	192.9	187.9

CONTACT:
BMC Software Inc.
Global Communications:
Mark Stouse, 832-715-0234
mark_stouse@bmc.com
Investor Relations:
Derrick Vializ, 713-918-1805
derrick_vializ@bmc.com